Exhibit 99.6

CONSENT TO BE IDENTIFIED AS
A PROPOSED DIRECTOR

      I, Harry P. Doherty, Chairman and Chief Executive Officer of Staten Island Bancorp, Inc. hereby consent to being identified as a proposed director of Independence Community Bank Corp. (the “Company”) in the Company’s joint proxy statement/prospectus to be included in a registration statement on Form S-4.

By: /s/ Harry P. Doherty Harry P. Doherty

Dated: December 19, 2003